SEVENTH AMENDMENT TO SIXTH AMENDED AND RESTATED CREDIT AGREEMENT AND EXTENSION AGREEMENT
This Seventh Amendment to Sixth Amended and Restated Credit Agreement and Extension Agreement (this “Seventh Amendment”) is made as of December 15, 2020 by and among Credit Acceptance Corporation, a Michigan corporation (the “Company”), Comerica Bank and the other banks signatory hereto (individually, a “Bank” and collectively, the “Banks”) and Comerica Bank, as administrative agent for the Banks (in such capacity, “Agent”).
RECITALS
A.The Company, Agent and the banks party thereto entered into that certain Sixth Amended and Restated Credit Acceptance Corporation Credit Agreement, dated as of June 23, 2014 (as amended by that certain First Amendment to Sixth Amended and Restated Credit Agreement, dated as of June 11, 2015, that certain Second Amendment to Sixth Amended and Restated Credit Agreement, dated as of June 15, 2016, that certain Third Amendment to Sixth Amended and Restated Credit Agreement and Extension Agreement, dated as of June 28, 2017, that certain Fourth Amendment to Sixth Amended and Restated Credit Agreement dated as of June 27, 2018, that certain Fifth Amendment to Sixth Amended and Restated Credit Agreement dated as of June 24, 2019, and that certain Sixth Amendment to Sixth Amended and Restated Credit Agreement dated as of June 30, 2020, and as further amended, amended and restated or otherwise modified from time to time, the “Credit Agreement”) under which the banks party thereto renewed and extended (or committed to extend) credit to the Company, as set forth therein.
B.The Company has submitted to Agent a Revolving Credit Extension Offer under Section 2.16 of the Credit Agreement requesting that the Revolving Credit Maturity Date be extended to June 22, 2023. Each of the Banks designated on the signature page hereto as an Extending Bank has agreed to extend the Revolving Credit Maturity Date of its Revolving Credit Commitment Amount to June 22, 2023 and, in connection therewith, each of the Extending Banks, the Issuing Bank, the Company and the Swing Line Bank have agreed to make certain Permitted Amendments to the Credit Agreement on the terms and conditions set forth in this Seventh Amendment. This Seventh Amendment shall also constitute an “Extension Agreement” as defined in Section 2.16 of the Credit Agreement.
C.In addition, the Company has requested that Agent and the Banks agree to the additional amendments to the Credit Agreement contained herein and Agent and the undersigned Banks (which constitute Majority Banks (as defined in the Credit Agreement)) are willing to do so, but only on the terms and conditions set forth in this Seventh Amendment.
NOW, THEREFORE, Company, Agent and the Banks party hereto agree:
1.Section 1 of the Credit Agreement is amended as follows:
(a)By amending and restating the following definitions:

“Bail-In Action” shall mean the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.
“Bail-In Legislation” shall mean, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, rule, regulation or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Base Rate” shall mean for any day, that per annum rate of interest which is equal to the sum of the Applicable Margin plus the greatest of (a) the Prime Rate for such day, (b) the Federal Funds Effective Rate in effect on such day, plus one percent (1.0%), (c) the LIBOR Rate (using the applicable 30-day or one-month rate) for such day, plus one percent (1.0%), and (d) the Applicable Floor; provided, however, for purposes of determining the Base Rate during any period that the LIBOR Rate is unavailable as determined under Sections 11.3 or 11.4 hereof or during a Benchmark Unavailability Period under Section 11.10 hereof, the Base Rate shall be determined without reference to clause (c) above. Any change in the Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate, or such LIBOR Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate, or the LIBOR Rate, respectively.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended or modified, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) under common control with the Company within the meaning of Section 414(b) or (c) of the Internal Revenue Code (and Sections 414(m) and (o) of the Internal Revenue Code for purposes of provisions relating to Section 412 of the Internal Revenue Code or Section 302 of ERISA).

“Existing Senior Note Documents” shall mean the Existing Senior Notes, the March 2019 Indenture (as defined in the definition of Existing Senior Notes), the December 2019 Indenture (as defined in the definition of Existing Senior Notes) and other instruments, agreements and other documents evidencing or governing the Existing Senior Notes or providing any guarantee or other rights in respect thereof, as each may be amended, restated, supplemented, or otherwise modified from time to time.

“Existing Senior Notes” shall mean (i) the 6.625% Senior Notes due 2026 issued pursuant to that certain Indenture dated as of March 7, 2019, among the Company, the Guarantors identified therein and U.S. Bank National Association, as trustee (the “March 2019 Indenture”), evidencing senior unsecured Debt incurred by the Company in an original principal amount of $400,000,000 due March 15, 2026 and (ii) the 5.125% Senior Notes due 2024 issued pursuant to that certain Indenture dated March 30, 2015, among the Company, the Guarantors identified therein and U.S. Bank National Association, as trustee (the “December 2019 Indenture”), evidencing senior unsecured Debt incurred by the Company in an original principal amount of $400,000,000 due December 31, 2024.

“Extended Maturity Date” means June 22, 2023.

“LIBOR Rate” shall mean the per annum rate of interest determined on the basis of the rate for deposits in United States Dollars for a period equal to the relevant Eurodollar-Interest Period, commencing on the first day of such Eurodollar-Interest Period, appearing on Page BBAM of the Bloomberg Financial Markets Information Service at or about 11:00 a.m. (London, England time) (or soon thereafter as practical) on the Applicable Reference Date. In the event that such rate does not appear on Page BBAM of the Bloomberg Financial Markets Information Service (or otherwise on such Service), the “LIBOR Rate” shall be determined by reference to such other publicly available service for displaying LIBOR rates as may be agreed upon by the Agent and the Company, or, in the absence of such agreement, the “LIBOR Rate” shall, instead, be the per annum rate equal to the average (rounded upward, if necessary, to the nearest one-sixteenth of one percent (1/16%)) of the rate at which the Agent is offered dollar deposits at or about 11:00 a.m. (Detroit, Michigan time) (or soon thereafter as practical) on the Applicable Reference Date in the interbank LIBOR market in an amount comparable to the principal amount of the relevant Eurodollar-based Advance which is to bear interest at such Eurodollar-based Rate and for a period equal to the relevant Eurodollar-Interest Period. Notwithstanding the foregoing, in no event shall the LIBOR Rate be less than the Applicable Floor.

“Maturity Date” shall mean June 22, 2023.

“Multiemployer Plan” shall mean any employee benefit plan of the type described in Section 4001(a)(3) of ERISA and which is subject to ERISA, to which the Company or any ERISA Affiliate makes or is obligated to make contributions, during the preceding five plan years has made or been obligated to make contributions, or has any liability.

“Non-Extended Maturity Date” means June 22, 2022.

“Pension Plan” shall mean any Employee Pension Benefit Plan (including a Multiple Employer Plan, but excluding a Multiemployer Plan) that is maintained or is contributed to by the Company or any ERISA Affiliate and is either covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Internal Revenue Code.

“Permitted Refinancing” shall mean with respect to the Debt of any Person, any modification, replacement, refinancing, refunding, defeasance, satisfaction and discharge, renewal or extension of such Debt (the “Refinanced Debt”) from time to time, in whole or in part; provided, in the case of any such modification, replacement, refinancing, refunding, defeasance, satisfaction and discharge, renewal or extension, that any Debt incurred in connection therewith (the “Permitted Refinancing Debt”) has an aggregate outstanding principal amount not greater than the amount of Refinanced Debt, plus any accreted amount, unpaid accrued interest and premium (including tender or prepayment premiums thereon), and underwriting discount, and any other fees, commissions and expenses; and, provided further that, all or a portion of Permitted Refinancing Debt may either be (i) applied to repurchase, redeem, defease, repay, satisfy and discharge, or otherwise acquire or retire the Refinanced Debt substantially concurrently with the incurrence of such Permitted Refinancing Debt, (ii) deposited into a segregated account subject to a trust, escrow or other funding arrangement entered into in connection with the issuance or incurrence of such Permitted Refinancing Debt for the sole purpose of repurchasing, redeeming, defeasing, repaying, satisfying and discharging, or otherwise acquiring or retiring the Refinanced Debt, or (iii) applied to reduce the outstanding balance of Advances under the Revolving Credit or, provided that no Default or Event of Default has occurred and is continuing, the outstanding balance under any warehouse line established pursuant to the applicable Securitization Documents. “Permitted Refinancing” shall be deemed to include, for all purposes, any successive Permitted Refinancing.

“Reportable Event” shall mean any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30-day notice period has been waived.

“Write-Down and Conversion Powers” shall mean (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

(b)By adding the following new definitions in the appropriate alphabetical order:
“Affected Financial Institution” shall mean (a) any EEA Financial Institution, or (b) any UK Financial Institution.
“Applicable Floor” shall mean (a) as used in the definition of “LIBOR Rate”, and any Benchmark Replacement (as defined in Section 11.10), zero percent (0.0%) per annum and (b) as used in the definition of “Base Rate”, one percent (1.0%) per annum.
“Applicable Reference Date” shall mean (i) for all purposes other than clause (c) of the definition of “Base Rate,” the date that is two (2) Business Days prior to the first day of the applicable Eurodollar-Interest Period, and (ii) solely for purposes of clause (c) of the definition of “Base Rate,” any date of determination (or, if such date is not a Business Day, the preceding Business Day).

“Covid-19 Impact” shall mean (i) any closure or suspension of business, premises or operations of a Borrower or its Subsidiaries and/or any other material disruption to business or operations resulting from or in connection with any quarantine restrictions or social distancing measures, in each case, in accordance with any applicable laws and (ii) any changes to existing applicable laws, or the introduction of any material applicable laws (including any reasonable actions or steps taken by a Borrower or its Subsidiaries in response to such applicable laws) that relate to a Borrower’s or its Subsidiaries’ ability to conduct their business or operations as conducted as of December 31, 2019, in each case, relating to or in connection with or resulting from the coronavirus disease named Covid-19.
“Employee Benefit Plan” shall mean any employee benefit plan as defined in Section 3(3) of ERISA and any other material employee benefit plan, program or arrangement, in any case, maintained for employees of the Company or any Subsidiary, or with respect to which the Company or any Subsidiary is required to contribute on behalf of any of its employees or with respect to which the Company has any liability.

“Employee Pension Benefit Plan” shall have the meaning set forth in Section 3(2) of ERISA.

“ERISA Event” shall mean (a) a Reportable Event with respect to a Pension Plan; (b) the failure by the Company or any ERISA Affiliate to meet all applicable requirements under the Pension Funding Rules or the filing of an application for the waiver of the minimum funding standards under the Pension Funding Rules; (c) the incurrence by the Company or any ERISA Affiliate of any liability pursuant to Section 4063 or 4064 of ERISA or a cessation of operations with respect to a Pension Plan within the meaning of Section 4062(e) of ERISA; (d) a complete or partial withdrawal by the Company or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization or insolvent (within the meaning of Title IV of ERISA); (e) the filing of a notice of intent to terminate a Pension Plan under, or the treatment of a Pension Plan amendment as a termination under, Section 4041 of ERISA; (f) the institution by the PBGC of proceedings to terminate a Pension Plan; (g) any event or condition that constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (h) the determination that any Pension Plan is in at-risk status (within the meaning of Section 430 of the Internal Revenue Code or Section 303 of ERISA) or that a Multiemployer Plan is in endangered or critical status (within the meaning of Section 432 of the Internal Revenue Code or Section 305 of ERISA); (i) the imposition or incurrence of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Company or any ERISA Affiliate; (j) the engagement by the Company or any ERISA Affiliate in a transaction that could reasonably be expected to be subject to Section 4069 or Section 4212(c) of ERISA; (k) the imposition of a lien upon the Company pursuant to Section 430(k) of the Internal Revenue Code or Section 303(k) of ERISA; or (l) the making of an amendment to a Pension Plan that could reasonably be expected to result in the posting of bond or security under Section 436(f)(1) of the Internal Revenue Code.

“Foreign Plan” shall mean any employee pension benefit plan, program, policy, arrangement or agreement maintained or contributed to by the Company or any Subsidiary with respect to employees employed outside the United States (other than any governmental arrangement).

“Multiple Employer Plan” shall mean an Employee Pension Benefit Plan with respect to which the Company or any ERISA Affiliate is a contributing sponsor, and that has two or more contributing sponsors at least two of whom are not under common control, as such a plan is described in Section 4064 of ERISA.

“Pension Funding Rules” shall mean the rules of the Internal Revenue Code and ERISA regarding minimum funding standards and minimum required contributions (including any installment payment thereof) to Pension Plans and Multiemployer Plans and set forth in, with respect to plan years ending prior to the effective date of the Pension Act, Section 412 of the Internal Revenue Code and Section 302 of ERISA, each as in effect prior to the Pension Act and, thereafter, Sections 412, 430, 431, 432 and 436 of the Internal Revenue Code and Sections 302, 303, 304 and 305 of ERISA.

“Resolution Authority” shall mean an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Seventh Amendment Effective Date” shall mean December 15, 2020.

“UK Financial Institution” shall mean any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” shall mean the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

(c)By replacing each reference to “First Amendment Effective Date” in the definition of “Future Debt” with a reference to “Seventh Amendment Effective Date”.

(d)By replacing each reference to “Fifth Amendment Effective Date” in the definition of “Revolving Credit Maturity Date” with a reference to “Seventh Amendment Effective Date”.
(e)By deleting the definitions of “First Amendment Effective Date” and “Single Employer Plan”.
2.A new Section 1.3 is added to the Credit Agreement in the appropriate numerical order as follows:
1.3    Eurodollar-based Advances; LIBOR Notification. The interest rate on Eurodollar-based Advances is determined by reference to the LIBOR Rate, which is derived from the London interbank offered rate. The London interbank offered rate is intended to represent the rate at which contributing banks may obtain short-term borrowings from each other in the London interbank market. In July 2017, the U.K. Financial Conduct Authority announced that, after the end of 2021, it would no longer persuade or compel contributing banks to make rate submissions to the ICE Benchmark Administration (together with any successor to the ICE Benchmark Administrator, the “IBA”) for purposes of the IBA setting the London interbank offered rate. As a result, it is possible that commencing in 2022, the London interbank offered rate may no longer be available or may no longer be deemed an appropriate reference rate upon which to determine the interest rate on Eurodollar-based Advances. In light of this eventuality, public and private sector industry initiatives are currently underway to identify new or alternative reference rates to be used in place of the London interbank offered rate. Upon the occurrence of a Benchmark Transition Event, a Term SOFR Transition Event or an Early Opt-in Election, Sections 11.10(a) and 11.10(b) provide the mechanism for determining an alternative rate of interest. The Agent will promptly notify the Company, pursuant to Section 11.10(d), of any change to the reference rate upon which the interest rate on Eurodollar-based Advances is based. However, the Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission or any other matter related to the London interbank offered rate or other rates in the definition of “LIBOR Rate” or with respect to any alternative or successor rate thereto, or replacement rate thereof (including, without limitation, (i) any such alternative, successor or replacement rate implemented pursuant to Sections 11.10(a) or 11.10(b), whether upon the occurrence of a Benchmark Transition Event, a Term SOFR Transition Event or an Early Opt-in Election, and (ii) the implementation of any Benchmark Replacement Conforming Changes pursuant to Section 11.10(c)), including without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate will be similar to, or produce the same value or economic equivalence of, the LIBOR Rate or have the same volume or liquidity as did the London interbank offered rate prior to its discontinuance or unavailability.

3. Section 5.9(b) of the Credit Agreement is amended and restated as follows:
5.9(b)    Continuing Conditions.

(b)    There shall have been no material adverse change in the condition (financial or otherwise), properties, business, results of operations of the Company and its Subsidiaries, taken as a whole, from December 31, 2019, or any subsequent December 31st, except changes in the ordinary course of business and except changes arising solely due to a Covid-19 Impact occurring during the period commencing December 31, 2019 and ending on March 31, 2021); and

4.Section 6.12 of the Credit Agreement is amended by replacing the reference to “Effective Date” therein with a reference to “Seventh Amendment Effective Date”.
5.Section 6.16 of the Credit Agreement is amended and restated as follows:
6.16    ERISA Compliance.

(a)    Except as could not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect, (i) each Employee Benefit Plan is in compliance with the applicable provisions of ERISA, the Internal Revenue Code and other federal or state laws and (ii) each Pension Plan and that is intended to be a qualified plan under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the IRS to the effect that the form of such Employee Pension Benefit Plan is qualified under Section 401(a) of the Internal Revenue Code and the trust related thereto has been determined by the IRS to be exempt from federal income tax under Section 501(a) of the Internal Revenue Code, or an application for such a letter is currently being processed by the IRS, and, to the knowledge of the Company, nothing has occurred that would prevent or cause the loss of such tax-qualified status.

(b)    There are no pending or, to the knowledge of the Company, threatened or contemplated claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Employee Benefit Plan that, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Employee Benefit Plan that, either individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect.

(c)    No ERISA Event has occurred, and neither the Company nor any ERISA Affiliate is aware of any fact, event or circumstance that, either individually or in the aggregate, could reasonably be expected to constitute or result in an ERISA Event with respect to any Pension Plan that, either individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect.

(d)    The present value of all accrued benefits under each Pension Plan (based on those assumptions used to fund such Pension Plan) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Pension Plan allocable to such accrued benefits by an amount that could reasonably be expected to have a Material Adverse Effect. As of the most recent valuation date for each Multiemployer Plan, the potential liability of the Company or any ERISA Affiliate for a complete withdrawal from such Multiemployer Plan (within the meaning of Section 4203 or Section 4205 of ERISA), when aggregated with such potential liability for a complete withdrawal from all Multiemployer Plans, is not an amount that could reasonably be expected to have a Material Adverse Effect.

(e)    To the extent applicable, each Foreign Plan has been maintained in compliance with its terms and with the requirements of any and all applicable Requirements of Law and has been maintained, where required, in good standing with applicable regulatory authorities, except to the extent that the failure so to comply could not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect. Neither the Company nor any Subsidiary has incurred any material obligation in connection with the termination of or withdrawal from any Foreign Plan. The present value of the accrued benefit liabilities (whether or not vested) under each Foreign Plan that is funded, determined as of the end of the most recently ended fiscal year of the Company or any Subsidiary, as applicable, on the basis of actuarial assumptions, each of which is reasonable, did not exceed the current value of the property of such Foreign Plan by an amount that could reasonably be expected to have a Material Adverse Effect, and for each Foreign Plan that is not funded, the obligations of such Foreign Plan are properly accrued.

(f)    Neither the Company nor any Subsidiary is (1) an “employee benefit plan” subject to Title I of ERISA, (2) a plan or account subject to Section 4975 of the Internal Revenue Code, (3) an entity the assets of which are deemed to constitute “plan assets” of any such plans or accounts for purposes of ERISA or the Internal Revenue Code, or (4) a “governmental plan” within the meaning of ERISA.

6.Section 6.18 of the Credit Agreement is amended and restated as follows:
6.18    Accuracy of Information; Beneficial Ownership.
(a)    Each of the Company’s audited or unaudited financial statements furnished to Agent and the Banks by the Company during the preceding three year period, is complete and correct in all material respects and fairly presents the financial condition of the Company and its Subsidiaries, taken as a whole, and the results of their operations for the periods covered thereby in each case in accordance with GAAP; any projections of operations for future years previously furnished by Company to Agent and the Banks have been prepared as the Company’s good faith estimate of such future operations, taking into account all relevant facts and matters known to Company; since December 31, 2019 there has been no material adverse change in the financial condition of the Company and its Subsidiaries, taken as a whole, except changes in the ordinary course of business and except changes arising solely due to a Covid-19 Impact occurring during the period commencing December 31, 2019 and ending on March 31, 2021); as of the Seventh Amendment Effective Date neither the Company, nor any of its Subsidiaries has any contingent obligations (including any liability for taxes) not disclosed by or reserved against in the September 30, 2020 balance sheet which could reasonably be expected to have a Material Adverse Effect.
(b)     As of the Seventh Amendment Effective Date, to the best knowledge of the Company, the information included in the Beneficial Ownership Certification provided on or prior to the Seventh Amendment Effective Date to any Bank in connection with this Agreement is true and correct in all respects.
7.Section 7.3(b) of the Credit Agreement is amended and restated as follows:
(b)    as soon as available, and in any event within one hundred twenty (120) days after and as of the end of each of Company’s fiscal years (or within five days of such other time, if later, required by the federal Securities and Exchange Commission (“SEC”)), (i) a detailed Consolidated audit report of Company certified to by independent certified public accountants reasonably satisfactory to Banks together with an unaudited balance sheet and income statement (by business segment) of Company and its Subsidiaries (in a form consistent with Company’s historic deliveries to Agent) certified by an authorized officer of Company as to, accuracy and fairness of presentation; and (ii) a Covenant Compliance Report and (iii) a “static pool analysis” substantially in the form delivered under the Prior Credit Agreement and in any event satisfactory in form and substance to the Majority Banks, which analyzes the performance of Installment Contracts of the Company and its Subsidiaries securing Dealer Loan Pools or of Purchased Contracts of the Company and its Subsidiaries derived from their United States operations on a monthly basis as of the end of such fiscal year, in each case certified by an authorized officer of the Company as to consistency with prior such analyses, accuracy and fairness of presentation;

8. Section 7.3(c) of the Credit Agreement is amended and restated as follows:
(c)    as soon as available, and in any event within sixty (60) days after and as of the end of each quarter, excluding the last quarter, of each fiscal year (or within five days of such other time, if later, required by the SEC), (i) a Consolidated balance sheet, income statement and statement of cash flows of

Company and its Subsidiaries together with an unaudited balance sheet and income statement (by business segment) of Company and its Subsidiaries (in a form consistent with the Company’s historic deliveries to Agent) for such quarter certified by an authorized officer of Company as to accuracy and fairness of presentation; (ii) a Covenant Compliance Report and (iii) a “static pool analysis” substantially in the form delivered under the Prior Credit Agreement and in any event satisfactory in form and substance to the Majority Banks, which analyzes the performance of Installment Contracts of the Company and its Subsidiaries securing Dealer Loan Pools or of Purchased Contracts of the Company and its Subsidiaries derived from their United States operations on a monthly basis as of the end of such quarter, in each case certified by an authorized officer of the Company as to accuracy and fairness of presentation;

9.Section 7.3(f) of the Credit Agreement is amended and restated as follows:
(f)    as soon as available, the Company’s 8-K, 10-Q and 10-K Reports filed with the SEC, and in any event, with respect to the 10-Q Report, within sixty (60) days of the end of each of the first three fiscal quarters of each of Company’s fiscal years (or within five days of such other time, if later, required by the SEC), and with respect to the 10-K Report, within one hundred twenty (120) days after and as of the end of each of Company’s fiscal years (or within five days of such other time, if later, required by the SEC); and, promptly following the filing thereof, any proxy or registration statements filed with the SEC;

10.Section 7.3 of the Credit Agreement is amended by deleting the word “and” at the end of clause (k) re-lettering clause (l) thereof as clause (m) and adding a new clause (l) as follows:
(l)    promptly notify the Agent of the occurrence of any ERISA Event that, either individually or together with any other ERISA Events, could reasonably be expected to have a Material Adverse Effect; and

11.Section 7.15 of the Credit Agreement is amended and restated as follows:
7.15    Compliance with ERISA. Comply in all material respects with all material requirements imposed by ERISA and the Internal Revenue Code, including, but not limited to, the minimum funding requirements for any Pension Plan, except to the extent that any noncompliance could not reasonably be expected to have a Material Adverse Effect.

12.Section 9.1(h) of the Credit Agreement is amended and restated as follows:
(h)    an ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan that has resulted or could reasonably be expected to result in liability of the Company under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC that could reasonably be expected to have a Material Adverse Effect;

13.Section 11.3 of the Credit Agreement is amended and restated as follows:
11.3    Circumstances Affecting LIBOR Rate Availability. If for any reason (a) the Agent shall determine (which determination shall be conclusive and binding absent manifest error) that Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and Interest Period of any requested Eurodollar-based Advance (including any continuation of, or conversion into, a Eurodollar-based Advance), other than as a result of a Benchmark Transition Event, (b) the Agent shall determine (which determination shall be conclusive and binding absent manifest error) that adequate and reasonable means do not exist for the ascertaining the LIBOR Rate for such Interest Period with respect to such Advance, other than as a result of a Benchmark Transition Event, or (c) the Majority Banks shall determine (which determination shall be conclusive and binding absent manifest error) that the LIBOR Rate does not adequately and fairly reflect the cost to the Banks of making or maintaining such Advance during such Interest Period, then the Agent (and in the case of clause (c) above, upon notice from the Majority Banks) will promptly give notice thereof to the Company and the Banks. Thereafter, until the Agent notifies the Company that such circumstances no longer exist, (i) the obligation of Banks to make Advances which bear interest at or by reference to the LIBOR Rate, and the right of the Company to convert an Advance to or refund an Advance as an Advance which bears interest at or by reference to the LIBOR Rate shall be suspended, and (ii) effective upon the last day of each Eurodollar-Interest Period related to any existing Eurodollar-based Advance, each such Eurodollar-based Advance shall automatically be converted into an Advance which bears interest at or by reference to the Base Rate (without regard to the satisfaction of any conditions to conversion contained elsewhere herein).

14.A new Section 11.10 is added to the Credit Agreement in the appropriate numerical order as follows:
11.10    Effect of Benchmark Transition Event.

i.Notwithstanding anything to the contrary herein or in any other Loan Document (and any Hedging Agreement shall be deemed not to be a “Loan Document” for purposes of this Section 11.10), if a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (1) or (2) of the definition of “Benchmark Replacement” for such Benchmark

Replacement Date, such Benchmark Replacement will replace such Benchmark (and each reference thereto) for all purposes hereunder and under any Loan Document and in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (3) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark (and each reference thereto) for all purposes hereunder and under any Loan Document and in respect of any Benchmark setting at or after 5:00 p.m. (Detroit, Michigan time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Banks without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Banks comprising the Majority Banks.
ii.Notwithstanding anything to the contrary herein or in any other Loan Document and subject to the proviso below in this clause (b), if a Term SOFR Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then the applicable Benchmark Replacement will replace such Benchmark (and each reference thereto) for all purposes hereunder or under any Loan Document and in respect of such Benchmark setting and subsequent Benchmark settings, without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document; provided that this clause (b) shall not be effective unless the Agent has delivered to the Banks and the Company a Term SOFR Notice.
iii.In connection with the implementation of a Benchmark Replacement, the Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.
iv.The Agent will promptly notify the Company and the Banks of (i) any occurrence of a Benchmark Transition Event, a Term SOFR Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes, (iv) the removal or reinstatement of any tenor of a

Benchmark pursuant to clause (e) below and (v) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Agent or, if applicable, any Bank (or group of Banks) pursuant to this Section 11.10, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 11.10.
v.Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including Term SOFR or the LIBOR Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Agent may modify the definition of “Interest Period” for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Agent may modify the definition of “Interest Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.
vi.Upon the Company’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Company may revoke any request for a Eurodollar-based Advance, a conversion to or continuation of any Eurodollar-based Advance to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Company will be deemed to have converted any such request into a request for, or conversion to, a Base Rate Advance. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of the Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of the Base Rate.

vii.As used in this Section 11.10:
“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, any tenor for such Benchmark or payment period for interest calculated with reference to such Benchmark, as applicable, that is or may be used for determining the length of an Interest Period pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to clause (d) of this Section 11.10.
“Benchmark” means, initially, the LIBOR Rate; provided that if a Benchmark Transition Event, a Term SOFR Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date have occurred with respect to the LIBOR Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to clause (a) or (b) of this Section 11.10.
“Benchmark Replacement” means, for any Available Tenor, the first alternative set forth in the order below that can be determined by the Agent for the applicable Benchmark Replacement Date:
(a)the sum of: (a) Term SOFR and (b) the related Benchmark Replacement Adjustment;
(b)the sum of: (a) Daily Simple SOFR and (b) the related Benchmark Replacement Adjustment;
(c)the sum of: (a) the alternate benchmark rate that has been selected by the Agent and the Company as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for U.S. dollar-denominated syndicated credit facilities at such time and (b) the related Benchmark Replacement Adjustment;
provided that, in the case of clause (1), such Unadjusted Benchmark Replacement is displayed on a screen or other information service that publishes such rate from time to time as selected by the Agent in its reasonable discretion; provided further that, notwithstanding anything to the contrary in this Agreement or in any other Loan Document, upon the occurrence of a Term SOFR Transition Event, and the delivery of a Term SOFR Notice, on the applicable Benchmark Replacement Date, the “Benchmark Replacement” shall revert to and shall be deemed to be the sum of (x) Term SOFR and (y) the related Benchmark Replacement Adjustment, as set forth in clause (1) of this definition (subject to the immediately preceding proviso). Notwithstanding the foregoing, if the Benchmark Replacement as determined pursuant to clause (1), (2) or (3) above would be less than the Applicable Floor, the Benchmark Replacement will be deemed to be the Applicable Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Interest Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement:
(1)for purposes of clauses (1) and (2) of the definition of “Benchmark Replacement,” the first alternative set forth in the order below that can be determined by the Agent:
(a)the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value) as of the Reference Time such Benchmark Replacement is first set for such Interest Period that has been selected or recommended by the Relevant Governmental Body for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for the applicable Corresponding Tenor; provided, that, for purposes of clause (2) of the definition of Benchmark Replacement, if such Benchmark Replacement is set on a daily/overnight basis, then such spread adjustment or method for calculating or determining such spread adjustment shall be based upon a period that is approximately the same length (disregarding any business day adjustments) as the payment period for interest calculated with reference to such Benchmark Replacement, but in no event in excess of three months;
(b)the spread adjustment (which may be a positive or negative value) as of the Reference Time such Benchmark Replacement is first set for such Interest Period that would apply to the fallback rate for a derivative transaction referencing the ISDA Definitions to be effective upon an index cessation event with respect to such Benchmark for the applicable Corresponding Tenor; provided, that if such Benchmark Replacement is set on a daily/overnight basis, then such spread adjustment or method for calculating or determining such spread adjustment shall be based upon a period that is approximately the same length (disregarding any business day adjustments) as the payment period for interest calculated with reference to such Benchmark Replacement, but in no event in excess of three months; and
(2)for purposes of clause (3) of the definition of “Benchmark Replacement,” the spread adjustment, or method for calculating or determining such spread adjustment (which may be a positive or negative value) that has been selected by the Agent and the Company for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. dollar-denominated syndicated credit facilities;

provided that, in the case of clause (1) above, such adjustment is displayed on a screen or other information service that publishes such Benchmark Replacement Adjustment from time to time as selected by the Agent in its reasonable discretion.
“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including, but not limited to, changes to the definition of “Applicable Reference Date”, the definition of “Base Rate”, the definition of “Business Day,” the definition of “Eurodollar-based Advance”, the definition of “Eurodollar-based Rate”, the definition of “Eurodollar-based Interest Period,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Agent decides in its reasonable discretion may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Agent in a manner substantially consistent with market practice (or, if the Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Agent determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as the Agent decides in its reasonable discretion is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).
“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:
(1)in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof);
(2)in the case of clause (3) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein;
(3)in the case of a Term SOFR Transition Event, the date that is thirty (30) days after the date a Term SOFR Notice is provided to the Banks and the Company; or
(4)in the case of an Early Opt-in Election, the sixth (6th) Business Day after the date notice of such Early Opt-in Election is provided to the Banks, so long as the Agent has not received, by 5:00 p.m. (Detroit, Michigan time) on the fifth (5th) Business Day after the date notice of such Early Opt-in Election is provided to the Banks, written notice of objection to such Early Opt-in Election from Banks comprising the Majority Banks.
For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2), above, with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:
a.a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);
b.a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Board of Governors of the Federal Reserve System, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or
c.a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer representative.
For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Unavailability Period” means the period (if any) (x) beginning at the time that a Benchmark Replacement Date pursuant to clauses (1) or (2) of that definition has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with this Section 11.10 and (y) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with this Section 11.10.
“Corresponding Tenor” means, with respect to any Available Tenor, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.
“Daily Simple SOFR” means, for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by the Agent in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for syndicated business loans; provided, that if the Agent decides that any such convention is not administratively feasible for the Agent, then the Agent may establish another convention in its reasonable discretion.
“Early Opt-in Election” means, if the then-current Benchmark is the LIBOR Rate, the occurrence of:
i.a notification by the Agent to (or the request by the Company to the Agent to notify) each of the other parties hereto that at least five currently outstanding U.S. dollar-denominated syndicated credit facilities at such time contain (as a result of amendment or as originally executed) a SOFR-based rate including SOFR, a term SOFR or any other rate based upon SOFR) as a benchmark rate (and such syndicated credit facilities are identified in such notice and are publicly available for review, and
ii.the joint election by the Agent and the Company to trigger a fallback from the LIBOR Rate and the provision by the Agent of written notice of such election to the Banks.
“ISDA Definitions” means the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time by the International Swaps and Derivatives Association, Inc. or such successor thereto.
“Reference Time” with respect to any setting of the then-current Benchmark means (1) if such Benchmark is the LIBOR Rate, at or about 11:00 a.m. (London, England time) (or soon thereafter as practical) on the Applicable Reference Date, and (2) if such Benchmark is not the LIBOR Rate, the time determined by the Agent in its reasonable discretion.
“Relevant Governmental Body” means the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or, in each case, any successor thereto.
“SOFR” means, with respect to any Business Day, a rate per annum equal to the secured overnight financing rate for such Business Day published by the SOFR Administrator on the SOFR Administrator’s Website at approximately 8:00 a.m. (New York City time) on the immediately succeeding Business Day.
“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).
“SOFR Administrator’s Website” means the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.
“Term SOFR” means, for the applicable Corresponding Tenor as of the applicable Reference Time, the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.
“Term SOFR Notice” means a notification by the Agent to the Banks and the Company of the occurrence of a Term SOFR Transition Event.
“Term SOFR Transition Event” means the determination by the Agent that (a) Term SOFR has been selected or recommended for use by the Relevant Governmental Body or at least five-currently outstanding U.S. dollar-denominated syndicated credit facilities at such time commenced utilizing a term SOFR-based rate as an available benchmark rate, (b) the administration of Term SOFR is feasible for the Agent and (c) a Benchmark Transition Event has previously occurred resulting in a Benchmark Replacement in accordance with Section 11.10 that is not Term SOFR.
“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.
15.    Section 13.1 of the Credit Agreement is amended by amending the heading to read “Accounting Principles; Divisions” and deleting clause (c) thereof.
16.    Section 13.11(a) of the Credit Agreement is amended and restated as follows:
(a)    Subject to Section 11.10 and except as otherwise expressly provided in Sections 2.16 and 2.17, no amendment or waiver of any provision of this Agreement or any other Loan Document, or consent to any departure by the Company therefrom, shall in any event be effective unless the same shall be in writing and signed by the Majority Banks (or signed by the Agent at the direction of the Majority Banks), or, if this Agreement expressly so requires with respect to the subject matter hereof, by all Banks (and with respect to any amendments to this Agreement or the other Loan Documents, by the Company or any Guarantors that are party thereto) and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall (1) (a) increase the Percentage or the stated commitment amounts applicable to any Bank unless approved, in writing, by such Bank, (b) reduce the principal of, or interest on, the Indebtedness or any Fees or other amounts payable hereunder owed to any Bank without the written consent of such Bank (provided that no amendment, waiver or consent entered into pursuant to Section 11.10 shall constitute a reduction of the amount or rate of interest for purposes of this clause (b)), (c) postpone any date fixed for any payment of principal of, or interest on, any outstanding Indebtedness or any Fees owed to any Bank or other amounts payable hereunder to any Bank unless approved, in writing by such Bank or (d) waive any Event of Default specified in Section 9.1(a) or (b) hereof with respect to payment of any amount due and owing to any Bank unless approved in writing by such Bank, or (2) unless in writing and signed by all the Banks (or signed by Agent at the direction of all of the Banks), (a) increase the Revolving Credit Aggregate Commitment, except in accordance with Section 2.17 hereof, (b) except as expressly permitted hereunder, under the Collateral Documents or the Intercreditor Agreement, release all or substantially all of the Collateral (provided that neither Agent nor any Bank shall be prohibited thereby from proposing or participation in a consensual or non-consensual debtor-in-possession or similar financing), or release any material Guaranty provided by any Person in favor of Agent and Banks; provided, however, Agent shall be entitled, without notice to or any further action or consent of the Banks, to release any Collateral which Company or any of its

Subsidiaries is permitted to sell, assign or otherwise transfer in compliance with this Agreement or any of the other Loan Documents or release any Guaranty to the extent expressly permitted in this Agreement or any of the other Loan Documents (whether in connection with the sale, transfer or other disposition of the applicable Guarantor or otherwise), (c) take any action which requires the signing of all Banks pursuant to the terms of this Agreement or any other Loan Document, (d) change the aggregate unpaid principal amount of the Indebtedness which shall be required for the Banks or any of them to take any action under this Agreement or any other Loan Document, (e) change this Section 13.11, or (f) change the definition of “Majority Banks” (except pursuant to Section 2.16 hereof), “Percentage” or “Borrowing Base Limitation,” and provided further, however, that no amendment, waiver, or consent shall, unless in writing and signed by the Agent may affect the rights or duties of the Agent under this Agreement or any other Loan Document, whether in its capacity as Agent, Issuing Bank or Swing Line Bank. All references in this Agreement to “Banks” or “the Banks” shall refer to all Banks, unless expressly stated to refer to Majority Banks.

17.     Section 13.11(c) of the Credit Agreement is amended and restated as follows:
(c)    Notwithstanding anything to the contrary herein, (i) the Agent may, with the consent of the Company only, amend, modify or supplement this Agreement or any of the other Loan Documents to cure any ambiguity, omission, mistake, defect or inconsistency; provided that (x) prior written notice of proposed cure shall be given to the Banks and (y) the Majority Banks do not object to such cure in writing to the Agent within five Business Days of such notice and (ii) the Agent may make Benchmark Replacement Conforming Changes in accordance with Section 11.10.

18.    Section 13.27 of the Credit Agreement is amended and restated as follows:
13.27    Acknowledgment and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)        the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and
(b)    the effects of any Bail-In Action on any such liability, including, if applicable:

(i)    a reduction in full or in part or cancellation of any such liability;
(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
(iii)    the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of the applicable Resolution Authority.

19.    Schedule 1.2 of the Credit Agreement is hereby amended and restated in its entirety in the form attached hereto as Attachment 1.
20.    Subject to Section 12.15 of the Credit Agreement, those titles shown on Attachment 1 to this Seventh Amendment are awarded to the Banks, as applicable, in replacement of any previously awarded titles.
21.    This Seventh Amendment shall become effective (the “Seventh Amendment Effective Date”) according to the terms and as of the date hereof, upon satisfaction of the following conditions:
(a) receipt by the Agent of .pdf copies of counterpart originals of:
i.this Seventh Amendment, duly executed and delivered by the Company and the Banks;
ii.a Reaffirmation of Loan Documents duly executed and delivered by the Company and each of the Guarantors;
iii.a certificate from the secretary (or other authorized officer) of Company and each Guarantor certifying: (A) as to the adoption of authorizing resolutions in connection with this Seventh Amendment and the Reaffirmation of Loan Documents and attaching true and correct copies thereof, (B) that no consents or authorizations of any third parties are required in connection therewith, and (C) that either there have been no changes to the organizational documents of such party previously delivered to Agent or that true and accurate copies of organizational documents are being provided to Agent with such certificate; and
(b) Company shall have paid to Agent and the applicable Banks all interest, fees and other amounts, if any, due and owing to the Agent and such Banks as of the Seventh Amendment Effective Date, including, without limitation, payment of the fees required to be paid in accordance with the terms of that certain Supplemental Fee Letter dated October 26, 2020.

22.     Company hereby certifies that (a) all necessary actions have been taken by the Company to authorize execution and delivery of this Seventh Amendment and (b) after giving effect to this Seventh Amendment, no Default or Event of Default has occurred and is continuing on the Effective Date.
23.    The Company ratifies and confirms, as of the date hereof and after giving effect to the amendments contained herein, each of the representations and warranties set forth in Sections 6.1 through 6.19, inclusive, of the Credit Agreement and acknowledges that such representations and warranties are and shall remain continuing representations and warranties during the entire life of the Credit Agreement, except to the extent such representations and warranties speak only as of a specific date.
24.     Except as specifically set forth above, this Seventh Amendment shall not be deemed to amend or alter in any respect the terms and conditions of the Credit Agreement, any of the Notes issued thereunder or any of the other Loan Documents, or to constitute a waiver by the Banks or Agent of any right or remedy under or a consent to any transaction not meeting the terms and conditions of the Credit Agreement, any of the Notes issued thereunder or any of the other Loan Documents.
25.    Unless otherwise defined to the contrary herein, all capitalized terms used in this Seventh Amendment shall have the meaning set forth in the Credit Agreement.
26.    This Seventh Amendment may be executed in counterparts in accordance with Section 13.10 of the Credit Agreement.
27.    This Seventh Amendment shall be construed in accordance with and governed by the laws of the State of Michigan.
[Signatures Follow on Succeeding Pages]

WITNESS the due execution hereof as of the day and year first above written.

CREDIT ACCEPTANCE CORPORATION

By:/s/ Douglas W. Busk
Name: Douglas W. Busk
Title: Chief Treasury Officer

COMERICA BANK, as Administrative Agent and a Bank and an Extending Bank

By: /s/ Paul G. Russo
Name: Paul G. Russo
Title: Vice President

BANK OF AMERICA, N.A., as a Bank and a Non-Extending Bank

By: /s/ Michael E. Miller II
Name: Michael E. Miller II
Title: Senior Vice President

BANK OF MONTREAL, as a Bank and an Extending Bank

By: /s/ Michael Witt
Name: Michael Witt
Title: Assistant Vice President

Signature page to Seventh Amendment
to Sixth Amended and Restated Credit Agreement and Extension Agreement

FIFTH THIRD BANK, NATIONAL ASSOCIATION, as a Bank and an Extending Bank

By: /s/ Marshall S. Kleven
Name: Marshall S. Kleven
Title: Vice President

CITIZENS BANK, N.A., as a Bank and an Extending Bank

By: /s/ Michael S. Farley
Name: Michael S. Farley
Title: Senior Vice President

THE HUNTINGTON NATIONAL BANK, as a Bank and an Extending Bank

By: /s/ Tara Donovan
Name: Tara Donovan
Title: Vice President

FLAGSTAR BANK, FSB, as a Bank and an Extending Bank

By: /s/ Patrick Green
Name: Patrick Green
Title: Senior Vice President

Signature page to Seventh Amendment
to Sixth Amended and Restated Credit Agreement and Extension Agreement

KEYBANK, NATIONAL ASSOCIATION, as a Bank and an Extending Bank

By: /s/ Michael Dolson
Name: Michael Dolson
Title: Senior Vice President

TCF NATIONAL BANK, as a Bank and an Extending Bank

By: /s/ John R. Hruska
Name: John R. Hruska
Title:     Sr. Vice President

Signature page to Seventh Amendment
to Sixth Amended and Restated Credit Agreement and Extension Agreement

ATTACHMENT 1
to Seventh Amendment
Schedule 1.2
(PERCENTAGES)

Banks	Revolving Credit Commitment	Percentage
Comerica Bank (Co-Lead Arranger, Joint Bookrunner and Administrative Agent)	$60,000,000	17.647058824%
Citizens Bank, N.A. (Joint Bookrunner and Co-Lead Arranger)	$55,000,000	16.176470588%
Bank of Montreal (Joint Bookrunner and Co-Lead Arranger)	$40,000,000	11.764705882%
Bank of America, N.A.	$35,000,000[1]	10.294117647%
Fifth Third Bank, National Association (Joint Bookrunner and Co-Lead Arranger)	$35,000,000	10.294117647%
KeyBank, National Association (Documentation Agent)	$30,000,000	8.823529412%
The Huntington National Bank	$30,000,000	8.823529412%
TCF National Bank	$30,000,000	8.823529412%
Flagstar Bank, FSB (Syndication Agent)	$25,000,000	7.352941176%
TOTAL	$340,000,000[2]	100.000000%

1 Commitment reduces to 0 on the Non-Extended Maturity Date
2 Revolving Credit Aggregate Commitment reduces to $305,000,000 on the Non-Extended Maturity Date